                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               MASCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                            [MASCO LETTERHEAD LOGO]

Dear Stockholders:

     You are cordially invited to attend Masco Corporation's Annual Meeting of Stockholders on Wednesday, May 14, 2003 at 10:00 a.m. at our corporate headquarters in Taylor, Michigan. Information regarding the meeting schedule and the matters proposed for your consideration at the meeting are contained in the following pages.

     As a stockholder, you are requested to vote upon the matters more fully described in the accompanying notice and proxy statement. At our meeting, we also expect to provide a review of our Company's operations and respond to your questions.

     On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 14.

                                          Sincerely,

                                          [/s/ Richard A. Manoogian]
                                          Richard A. Manoogian
                                          Chairman of the Board and
                                          Chief Executive Officer

                               MASCO CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  DATE:   MAY 14, 2003
  TIME:   10:00 A.M.
  PLACE:  MASCO CORPORATION
          21001 VAN BORN ROAD
          TAYLOR, MICHIGAN 48180

     The purposes of the Annual Meeting are:

          1. To elect three Class III Directors;

          2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 2003; and

          3. To transact such other business as may properly come before the Meeting.

     Stockholders of record at the close of business on March 28, 2003 are entitled to vote at the Meeting or any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the Meeting, you can be sure your shares are represented at the Meeting by promptly voting and submitting your Proxy by telephone, by Internet, or by completing, signing, dating and returning your Proxy card in the enclosed postage prepaid envelope. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                          By Order of the Board of Directors

                                          [/s/ Eugene A. Gorgaro, Jr.]
                                          EUGENE A. GARGARO, JR.
                                          Secretary

April 18, 2003

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 14, 2003

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 14, 2003 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 18, 2003.

     The expense of this solicitation will be borne by the Company. Solicitation will be by mail, and executive officers and other employees of the Company may solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record at the close of business on March 28, 2003 are entitled to vote at the Meeting. On that date, there were 476,447,642 shares of Company Common Stock, $1 par value, outstanding and entitled to vote and 16,666 shares of Series B Participating Preferred Stock outstanding and entitled to vote. Holders of Company Common Stock and Series B Participating Preferred Stock vote on the matters set forth in this Proxy Statement together as a single class. Each share of outstanding Company Common Stock entitles the holder to one vote and each share of the Series B Participating Preferred Stock entitles the holder to 1,000 votes. The Meeting will be held if a quorum, consisting of a majority of the aggregate voting power of the outstanding shares of Company Common Stock and the Series B Participating Preferred Stock, is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and does not have discretionary voting power to vote on the proposal.

     Stockholders can ensure that their shares are voted at the Meeting by submitting proxy instructions by telephone, by Internet, or by completing, signing, dating and returning the enclosed Proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the Meeting and vote. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed Proxy card. A stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by delivering a subsequent Proxy, or by notifying the Company in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class III Directors, consisting of Thomas G. Denomme, Richard A. Manoogian and Mary Ann Van Lokeren, expires at this Meeting. The Board proposes the re-election of Messrs. Denomme and Manoogian, and Ms. Van Lokeren, to the Board as Class III Directors.

     Raymond F. Kennedy, President and a Class II Director of the Company, passed away unexpectedly on February 4, 2003. As a result of his death, there is currently a vacancy in the Class II Directors, for which the Board of Directors has not presently proposed a nominee.

     The Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2004, 2005 and 2006, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election of the above nominees as Directors unless a contrary direction is given. If prior to the Meeting a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors. Directors are elected by a plurality of the votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore will not affect the election.

     Information concerning the nominees and continuing Directors is set forth below.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
                       CLASS I (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2004)

Peter A. Dow...........................    Mr. Dow, 69, initially joined Campbell-Ewald Company in
  Private investor; Retired Vice           1958 and returned in 1979 to serve as Executive Vice
  Chairman, Chief Operating Officer and    President and Director of General Accounts. In 1982 he
  Chairman of the Executive Committee      became President, Chief Operating Officer and Chairman of
  of Campbell-Ewald, an advertising and    the Executive Committee, and then served as Vice Chairman
  marketing communications company.        from 1993 until his retirement in 1995. He was named
  Director since 2001.                     Director of Advertising for the Chrysler-Plymouth Division
                                           of Chrysler Corporation in 1968. Subsequently, he became
                                           responsible for advertising and merchandising for Chrysler
                                           Corporation and all of its divisions, and in 1978 he was
                                           named Director of Marketing for Chrysler Corporation. Mr.
                                           Dow is currently a director of The Stroh Companies, Inc.
                                           and Technobrands, Inc. (formerly Comtrad Industries,
                                           Inc.).

Anthony F. Earley, Jr. ................    Mr. Earley, 53, has served as Chairman of the Board and
  Chairman of the Board, Chief             Chief Executive Officer of DTE Energy Company and its
  Executive Officer and President and      subsidiary, The Detroit Edison Company, since 1998 and as
  Chief Operating Officer, DTE Energy      President and Chief Operating Officer of both companies
  Company, a diversified energy            since 1994. From 1989 to 1994, he served as President and
  company. Director since 2001.            Chief Operating Officer of Long Island Lighting Company,
                                           an electric and gas utility in New York. Prior to 1989,
                                           Mr. Earley held several other positions with Long Island
                                           Lighting, including Executive Vice President and General
                                           Counsel. He is a director of DTE Energy Company, Comerica
                                           Incorporated, Mutual of America Capital Management Co. and
                                           Plug Power, Inc.

Wayne B. Lyon..........................    Mr. Lyon, 70, served as Chairman of LifeStyle Furnishings
  Former Chairman of LifeStyle             International Ltd. from 1996 to 2002 and also served as
  Furnishings International Ltd., a        its President and Chief Executive Officer until early
  manufacturer and marketer of             2000. Previously, he served the Company as a Group Vice
  residential furniture. Director since    President beginning in 1972, was named Executive Vice
  1988.                                    President and Chief Operating Officer in 1974, and served
                                           as President and Chief Operating Officer from 1985 until
                                           1996. Mr. Lyon is also a director of Comerica
                                           Incorporated.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
                       CLASS II (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2005)

Verne G. Istock........................    Mr. Istock, 62, joined NBD Bank in 1963 and served as Vice
  Retired Chairman/President of Bank       Chairman and director of NBD Bank and its parent, NBD
  One Corporation. Director since 1997.    Bancorp, from 1985 until he was named Chairman and Chief
                                           Executive Officer in 1994. Upon the merger of NBD and
                                           First Chicago Corporation in December 1995, he was named
                                           President and Chief Executive Officer of First Chicago NBD
                                           Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Banc One
                                           Corporation in October 1998, he was named Chairman of the
                                           Board of Bank One Corporation, where he served in various
                                           executive positions until his retirement in September
                                           2000. Mr. Istock is a director of Kelly Services, Inc. and
                                           Rockwell Automation, Inc.

                CLASS III (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2006)

Thomas G. Denomme......................    Mr. Denomme, 63, served as Vice Chairman and Chief
  Retired Vice Chairman and Chief          Administrative Officer of Chrysler Corporation from 1994
  Administrative Officer of Chrysler       until he retired in December 1997 and had been a director
  Corporation. Director since 1998.        of Chrysler Corporation since 1993. He joined Chrysler
                                           Corporation in 1980 and was elected Vice
                                           President -- Corporate Strategic Planning in 1981,
                                           Executive Vice President -- Corporate Staff Group in 1991,
                                           and Executive Vice President and Chief Administrative
                                           Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing
                                           Policy and Strategy Office and Director, Sales Operations
                                           Planning.

Richard A. Manoogian...................    Mr. Manoogian, 66, joined the Company in 1958, was elected
  Chairman of the Board and Chief          Vice President and a Director in 1964 and President in
  Executive Officer of the Company.        1968 and has served as Chairman and Chief Executive
  Director since 1964.                     Officer since 1985. He is a director of Bank One
                                           Corporation, Ford Motor Company, Metaldyne Corporation and
                                           MSX International, Inc.

Mary Ann Van Lokeren...................    Ms. Van Lokeren, 55, joined Krey Distributing Company as
  Chairman and Chief Executive Officer     Secretary in 1978 and has served Krey Distributing Company
  of Krey Distributing Company, a          in her present positions since 1987. She also serves as a
  beverage distribution firm. Director     director of Commerce Bancshares, Inc. and Laclede Gas
  since 1997.                              Company.

     The Board of Directors held five meetings during 2002. The Board continues to monitor developments in corporate governance, including changes effected by the Sarbanes-Oxley Act (the "Act"), which was enacted by Congress in July, 2002, proposed and adopted regulations of the Securities and Exchange Commission (the "SEC") under the Act and the proposed rules of the New York Stock Exchange ("NYSE") currently pending at the SEC. Although the NYSE proposed rules are not yet effective, the Board has determined that the Company should adopt certain of the proposed rules as though they were currently in effect. In that regard the Board reviewed the pending NYSE standards defining the independence of a director in connection with the NYSE proposed rule requiring listed companies to have a majority of independent directors and concluded that five of the Company's seven Directors satisfy the proposed standards of independence.

     The Audit Committee of the Board of Directors, consisting of Messrs. Denomme, Dow, Earley and Istock, held six meetings during 2002. Each member of the Audit Committee would be deemed an independent director under the NYSE proposed rules and the proposed SEC regulation under the Act. The Board of Directors recently approved a revised charter for the Audit Committee, attached to this Proxy Statement as Appendix A, that incorporates the specific responsibilities of this Committee under the Act and the proposed NYSE rules. The Audit Committee assists Board oversight of the integrity of the Company's financial statements, the qualifications, independence and performance of the Company's independent public accountants, the performance of the Company's internal audit function, and compliance by the Company with legal and regulatory requirements, including the Company's Code of Business Conduct and Ethics.

     The Organization and Compensation Committee of the Board of Directors, consisting of Messrs. Dow and Istock and Ms. Van Lokeren held six meetings during 2002. Each member of this Committee would be deemed an independent director under the NYSE proposed rules. The Board of Directors has adopted a formal charter for this Committee that incorporates the specific responsibilities of the Committee under the proposed NYSE rules. The Organization and Compensation Committee establishes and monitors executive compensation, evaluates the Company's management, administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans, and reviews succession planning.

     The Corporate Governance and Nominating Committee of the Board of Directors, consisting of Messrs. Earley, Istock and Lyon, held four meetings during 2002. A majority of the members of this Committee would be deemed independent under the NYSE proposed rules. The Board of Directors has also adopted a formal charter for this Committee that incorporates the specific responsibilities of the Committee under the proposed NYSE rules. The Corporate Governance and Nominating Committee will serve in an advisory capacity to the Board on the governance structure of the Board and has the responsibility for developing and recommending to the Board appropriate Corporate Governance Guidelines. In addition, the Committee will identify qualified individuals for nomination to the Board, recommend Directors for appointment to Board committees and evaluate current Directors for re-nomination to the Board or re-appointment to Board committees. The Corporate Governance and Nominating Committee will consider candidates as nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

     For many years the Company has circulated annually a legal and ethical standards compliance program, requiring employees to report conduct inconsistent with the program. The Board has recently adopted a revised Code of Business Conduct and Ethics to be distributed to each employee that incorporates both the requirements of the Act relating to the Company's chief executive officer and senior financial executives and those of the proposed NYSE rules for the Company's Directors, officers and employees. The Corporate Governance and Nominating Committee has also approved and the Board of Directors has adopted Corporate Governance Guidelines that incorporate the proposed guidelines of the NYSE currently pending at the SEC.

     The full text of the charters for these committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are posted on the Company's website at www.masco.com.

COMPENSATION OF DIRECTORS

     Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan"), one-half of the cash compensation formerly paid to non-employee Directors was replaced with an annual vesting of shares of restricted stock. Pursuant to the Directors Stock Plan, each non-employee Director received an award of Company Common Stock to vest over a five-year period in 20 percent annual installments. The value of the stock awards was based on the market price of Company Common Stock on the date of grant and the value equaled five years of the replaced cash compensation. Accordingly, each non-employee Director has received an award valued at $25,000 per year for each of five years (with proration for their partial first years of service). For 2002, non-employee Directors each received a cash fee of $25,000 and $1,000 for each Board of Directors meeting attended (and committee meeting attended if not held on a date on which the entire Board met). The Chairman of the Audit Committee and the Chairman of the Organization and Compensation Committee each receives an additional $5,000 per year for chairing such committees. Directors are eligible to participate in the Company's matching gifts program (which is available to Company employees) pursuant to which the Company will match gifts made to eligible educational and cultural institutions up to an aggregate of $10,000 per year for each participant.

     The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each annual meeting of stockholders of a non-qualified option to purchase 8,000 shares of Company Common

Stock at the then current market price. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term from the date of grant, except that options may generally be exercised for only a limited period of time following termination of service as a non-employee Director for any reason other than death or permanent and total disability. Upon termination of a Director's term for any reason other than death, disability or following a change in control, the Company may require the participant to pay back to the Company the net gain realized upon the exercise of any installment of an option that became exercisable within two years prior to termination.

     The Directors Stock Plan provides that a participant is generally restricted from engaging in certain competitive activities while serving as a Director and for one year following termination of the participant's term as a Director. In the event of a breach of this noncompete agreement, the Company may require the participant to pay back to the Company the net gain realized upon the exercise of any portion of an option that occurred on or after termination or within two years prior to such termination.

     The Board recently established stock ownership guidelines for Directors. The guidelines require non-employee Directors to retain at least 50% of the shares of restricted Company Common Stock they receive as compensation from the Company until the date of their termination or retirement from service as a Director.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 15, 2003 by (i) each of the Directors, (ii) each of the named executive officers, (iii) all Directors and executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of the combined voting power of Company Common Stock and Series B Participating Preferred Stock. No Director or executive officer owns any shares of Series B Participating Preferred Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                               SHARES OF     PERCENTAGE OF
                                                              COMMON STOCK   VOTING POWER
                                                              BENEFICIALLY   BENEFICIALLY
NAME                                                            OWNED(1)         OWNED
----                                                          ------------   -------------
Thomas G. Denomme...........................................       48,900           *
Peter A. Dow................................................       33,770           *
Anthony F. Earley, Jr.(2)...................................       14,370           *
Verne G. Istock.............................................       50,010           *
Raymond F. Kennedy(3).......................................    4,037,724           *
John R. Leekley.............................................      751,044           *
Wayne B. Lyon(4)............................................      185,003           *
Richard A. Manoogian(4).....................................   12,748,088         2.6%
Robert B. Rosowski..........................................      345,555           *
Mary Ann Van Lokeren........................................       49,510           *
Timothy Wadhams.............................................      176,060           *
All Directors and executive officers of the Company as a
  group (excluding subsidiary, divisional and group
  executives)(2)(3)(4)......................................   19,994,206         4.0%
FMR Corp.(5)
  82 Devonshire Street
  Boston, Massachusetts 02109...............................   26,758,739         5.4%
Montag & Caldwell, Inc.(6)
  3455 Peachtree Road NE
  Suite 1200
  Atlanta, Georgia 30326-3248...............................   32,639,057         6.6%

---------------

 *  Less than one percent

(1) Includes unvested restricted stock award shares held under the Company's stock incentive plans (3,390 for each of Messrs. Dow and Earley; 3,768 shares for Mr. Istock; 121,386 shares for Mr. Leekley; 11,474 shares for Mr. Lyon; 1,116,806 for Mr. Manoogian; 51,025 shares for Mr. Rosowski; 3,768 shares for Ms. Van Lokeren; 81,907 shares for Mr. Wadhams; and 1,632,500 shares for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 2003 upon exercise of stock options issued under the Company's stock option plans (28,800 for Mr. Denomme; 8,000 for each of Messrs. Dow and Earley; 36,800 shares for Mr. Istock; 284,246 shares for Mr. Leekley; 36,800 shares for Mr. Lyon; 2,909,111 shares for Mr. Manoogian; 159,200 shares for Mr. Rosowski; 36,800 shares for Ms. Van Lokeren; 60,000 shares for Mr. Wadhams; and 4,295,703 shares for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(2) Includes 1,000 shares held in a trust for the benefit of Mr. Earley for which Mr. Earley's wife serves as trustee.

(3) Mr. Kennedy passed away unexpectedly on February 4, 2003. As of March 15, 2003, the Raymond F. Kennedy Trust beneficially owned 4,037,724 shares of Company Common Stock, of which 2,351,819 shares could be acquired before May 15, 2003 upon the exercise of stock options.

(4) Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case an aggregate of 3,809,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director and 3,000 shares held by trusts for which he serves as a trustee. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 26,802 shares owned by a charitable foundation for which Mr. Lyon serves as a Director. Shares owned by all Directors and executive officers of the Company as a group include 1,757,209 shares held by trusts for which an executive officer serves as a trustee and 2,351,819 shares that could be acquired by one of the trusts before May 15, 2003 upon the exercise of stock options. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian and Lyon and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such shares.

(5) Based on a Schedule 13G dated February 14, 2003 and filed with the Securities and Exchange Commission ("SEC") by FMR Corp. and certain of its affiliates, at December 31, 2002, these shares of Company Common Stock were owned by Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisors, Inc., subsidiaries of FMR Corp. which provide investment advisory services to investment companies, investment management services to institutional accounts and investment advisory services to individuals, and Geode Capital Management, LLC, an affiliated investment advisor. Also included in the table as beneficially owned by FMR Corp. are 556,100 shares of Company Common Stock beneficially owned by an affiliate of FMR Corp. FMR Corp. reported sole investment power over all of these shares and sole voting power over 2 ,353,581 shares of Company Common Stock, but no voting power over the balance of the shares held by various investors.

(6) Based on a Schedule 13G dated January 8, 2003 and filed with the SEC, at December 31, 2002, Montag & Caldwell, Inc. owned 32,639,057 shares of Company Common Stock. It had sole investment but no voting power over these shares.

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                             AUDIT COMMITTEE REPORT

     The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company's financial statements, the qualifications, independence and performance of the Company's independent accountants, the performance of the Company's internal audit function, and compliance by the Company with legal and regulatory requirements, including the Company's Code of Business Conduct and Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal control. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2002, including a discussion of the quality and the acceptability of the Company's financial reporting and controls, as well as the selection, application and disclosure of critical accounting policies.

     The Audit Committee obtained from the Company's independent accountants, PricewaterhouseCoopers LLP, the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The Audit Committee considered and determined that such accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence. The Committee reviewed various matters with the accountants, who are responsible for expressing an opinion on the Company's financial statements as of and for the year ended December 31, 2002 based on their audit. The Committee met with the accountants, with and without management present, and discussed the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, "Communication with Audit Committees", including their judgment as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

     Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's financial statements as of and for the year ended December 31, 2002 be included in its Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company's independent accountants.

                                          Thomas G. Denomme, Chairman
                                          Peter A. Dow
                                          Anthony F. Earley, Jr.
                                          Verne G. Istock

               ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Organization and Compensation Committee's strategies and practices have increasingly linked a significant portion of compensation to Company performance. The Committee believes that this strategy more closely aligns executive officers' interests with the long-term interests of stockholders, while maintaining the Company's ability to attract, retain and motivate the highest quality executive management team.

CURRENT COMPENSATION PRACTICES

     Cash compensation of executive officers is directly impacted by Company performance. Base salaries of executive officers in 2000 were generally not increased in 2001, due in part to the Company's performance during that period. In 2002 the Company successfully met or exceeded many of its operational and financial objectives in a difficult business climate. Base salaries of executive officers, including Mr. Manoogian, were generally increased effective July 2002, in part due to the Company's improved performance.

     Bonuses were granted in accordance with a new program implemented at the beginning of 2002. Historically, an executive officer's annual cash bonus opportunity had generally been up to fifty percent of base salary. Under the new program, bonuses are directly tied to Company performance by linking executive officers' annual cash bonuses to earnings per share targets. Potential payouts generally range from 0% to 100% of an executive officer's base salary, with the bonus opportunity (as a percentage of salary) increasing as earnings per share targets increase. In 2002, the Committee determined that the bonus opportunities for the Chief Executive Officer and the President were up to 140% and 120%, respectively, of each officer's base salary. Based on the Company's performance in 2002, executive officers, including Mr. Manoogian, received 80% of their maximum bonus opportunity. Due to the Company's improved earnings performance in 2002, bonuses paid were considerably larger than bonuses paid for 2001. Conversely, less than satisfactory Company performance would have resulted in a significantly lower bonus opportunity. The Committee believes that, by placing more bonus compensation at risk, this new program will further align compensation with stockholders' interests.

     Company Common Stock is a major part of annual and long-term compensation for key employees because of its inherent alignment with the interests of stockholders. Over 2,000 of the Company's employees participate in the Company's restricted stock award or stock option programs. The Committee's long-term philosophy is reflected in the fact that full realization of the value of stock incentives is generally subject to long-term vesting schedules.

     In 2002 the Company revised its annual restricted stock award program for key employees (including executive officers) to more closely link Company performance to the size of stock grants. Historically, the potential opportunity for executive officers to receive annual restricted stock awards under the Company's restricted stock award program did not exceed thirty percent of base salary, and unsatisfactory Company performance resulted in awards at a lower level or, in some years, no awards. In light of the Company's performance in 2001, the awards granted in early 2002 were considerably less than the full potential opportunity. Under the revised program, eligible employees (including executive officers and Mr. Manoogian) are assigned an individual standard stock award target percent of base salary determined according to the individual's job responsibilities (30% of base salary for executive officers and Mr. Manoogian). The Company's financial performance is then used as the starting point for determining the size of awards, together with consideration of the individual's performance. Under this new program, superior Company and individual performance could result in an annual restricted stock award that is up to twice the target percentage (60% of base salary for executive officers and Mr. Manoogian), while sub-par performance will result in annual awards that are less than the target percentage. These awards generally vest in ten percent annual installments over a period of ten years from the date of grant. The terms of these awards are more fully described below.

     In December 2002, the Committee granted approximately five million stock options to approximately 600 key employees, as part of the Committee's commitment to utilize options as an important component of the Company's long-term compensation for highly valued employees. The annual number of options granted has averaged less than 1% of shares outstanding over the past five years, which is significantly less than the average number of options granted by companies in the Standard & Poor's 500 Index. These options, which become exercisable in 20 percent installments on the first five anniversaries of the grant date, contain a noncompete agreement for a one-year period following termination of employment. In addition, except in certain circumstances (including normal retirement, death or disability), upon termination of employment the recipient may be required to pay back to the Company the net gain realized upon the exercise of any installment of the option that became exercisable within two years prior to the termination. An additional payback provision may also be triggered upon breach of the noncompete agreement. The Committee believes that the five-year vesting schedule of these options will further encourage employees to maximize stockholder return in this shortened time frame, while the noncompete and payback provisions will serve to promote retention. All executive officers were granted options under this program.

     In 2000 the Committee implemented an Executive Stock Purchase Program (the "Program"). This voluntary Program was made available worldwide to key members of the Company's management. Approximately 300 employees participated in the Program and invested approximately $156 million in Company Common Stock. This Program represents a major financial commitment on the part of its participants, thus further aligning the interests of the Company's key management with the interests of stockholders.

     In order to formalize the Board's policy of encouraging stock ownership by executive officers and to require executive officers to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for executive officers. The guidelines require the Chief Executive Officer to own stock with a value of at least five times base pay; the President to own stock with a value of at least four times base pay; Senior Vice Presidents to own stock with a value of at least three times base pay; and all other executive officers to own stock with a value of at least two times base pay. Executive officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines.

GENERAL COMPENSATION INFORMATION

     Compensation arrangements for executive officers generally consist of a blend of base salary, annual cash bonus and long-term incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices and trends within the Company's industries and geographic area. In addition, the Committee reviews compensation policies and practices of corporations in other industries that are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries for executive officers historically have been adjusted annually if warranted by Company performance. This has been done by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. The ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. Historically, the Company's performance for the particular year and the Company's prospects have been more significant factors in determining year-end bonuses than in determining salary ranges. As noted above, beginning in 2002, the Company has changed its approach to annual cash bonuses and implemented a program in which bonus levels will more closely correspond to earnings per share targets. Salary and bonus determinations may vary, however, for a variety of subjective factors such as an individual's responsibilities and contribution to the performance of the Company and its affiliates in addition to the other considerations referred to above.

     Restricted stock awards and stock options granted under the Masco Corporation 1991 Long Term Stock Incentive Plan (the "1991 Plan") are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally similar to the factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and stock option grants should be sufficient in size and potential value to provide a strong incentive, aligned with shareholders' interests, and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants. As noted above, beginning in 2003, the Company has revised its program for granting annual restricted stock awards to relate more closely to Company performance. In addition, supplemental restricted stock awards and stock options are granted periodically.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards to avoid any common share dilution resulting from these awards. The cost related to these awards as they vest is fixed, and this expense is generally amortized over the vesting period of the awards. Because the Company's tax deduction is based on the fair market value of the stock at the time the restrictions lapse, the after-tax cost of this program can be favorable to the Company as a result of any future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial stock price appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of this stock-related compensation. The Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations resulting from the vesting of these awards.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment relationship with the Company. The 1991 Plan provides, however, that shares continue to vest upon retirement on or after normal retirement age, and that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. It is the Company's current practice to include a noncompete agreement for a one-year period following termination of employment in all restricted stock awards granted under the 1991 Plan.

     Original stock option grants made under the 1991 Plan prior to February 2000 have generally vested in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment relationship of the participant. Beginning February 2000, option grants under the 1991 Plan generally vest in five annual installments. In general, these options include a noncompete clause and a provision stating that upon termination of employment, except in certain circumstances (including normal retirement, death or disability), the recipient may be required to pay back to the Company the net gain realized upon the exercise of any installment of the option that became exercisable within two years prior to the termination. Historically, Company stock option grants have generally not had a financial reporting expense associated with them since they are granted at fair market value, although they are reflected in diluted earnings per share. The difference between the exercise price and fair market value of the Company Common Stock on the date of exercise is deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     The Company has elected to change its method of accounting for stock options effective January 2003, on a prospective basis. The change in accounting for stock options will result in pre-tax expense being recognized by the Company related to stock options granted in 2003 and thereafter.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock or attests to the ownership of such shares. The restoration option is equal to the number of shares delivered or attested to by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. Restoration options were granted in 2002 to certain executive officers in connection with such individuals' exercise of original stock options. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following such a change in control, the 1991 Plan provides that the participant will receive additional payments to make him or her whole for such excise tax.

     In addition to the stock-based programs noted above, most Company salaried employees participate in defined contribution profit-sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions and accruals for the profit-sharing plan in which executive officers participate have ranged from four percent to seven percent of participants' base salary. See footnote (3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based." In 1997, the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Committee approved, and stockholders adopted, the 2002 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore tax deductible. The Committee continues to believe that it is in the Company's interest to retain flexibility in its compensation programs, and although compensation will in some circumstances exceed the limitation of Section 162(m), the Committee believes that any tax deduction lost on account of any such excess compensation is not expected to be material.

                                          Peter A. Dow, Chairman
                                          Verne G. Istock
                                          Mary Ann Van Lokeren

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 2002, 2001 and 2000.

                                                                      LONG-TERM
                                                                 COMPENSATION AWARDS
                                                               ------------------------
                                 ANNUAL COMPENSATION(1)        RESTRICTED    SECURITIES
                             ------------------------------       STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY       BONUS        AWARDS(2)     OPTIONS     COMPENSATION(3)
---------------------------  ----   ----------   ----------    -----------   ----------   ---------------
Richard A. Manoogian......   2002   $1,350,000   $1,680,000(4) $   180,000     742,858(5)     $95,000
  Chairman of the            2001    1,200,000      576,000     16,709,000   2,000,000         84,000
  Board and Chief            2000    1,200,000      576,000      6,338,000     340,000         84,000
  Executive Officer
Raymond F. Kennedy(6).....   2002   $1,200,000   $1,248,000(4) $   165,000     154,000        $84,000
  President and Chief        2001    1,100,000      528,000      7,249,000   1,000,000         77,000
  Operating Officer          2000    1,050,000      528,000      3,923,000     240,000         74,000
John R. Leekley...........   2002   $  688,000   $  568,000(4) $   100,000     182,846(5)     $48,000
  Senior Vice President      2001      665,000      266,000        101,000           0         47,000
  and General Counsel        2000      647,000      266,000      1,253,000     144,000         45,000
Timothy Wadhams(7)........   2002   $  577,000   $  496,000(4) $    40,000      72,000        $40,000
  Vice President and         2001      132,000       71,000      1,686,000     150,000          9,000
  Chief Financial Officer
Robert B. Rosowski........   2002   $  390,000   $  320,000(4) $    57,000      47,000        $27,000
  Vice President and         2001      380,000      152,000         57,000           0         27,000
  Treasurer                  2000      370,000      152,000        414,000      82,000         26,000

---------------

(1) Salary information is disclosed in the table on a calendar year basis. Salary levels were not increased in 2001, but the changes from 2000 to 2001 reflected in the table are a result of increases implemented in July 2000 that were effective for only part of 2000 but all of 2001. Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan") for the previous year's performance. Vesting of all shares is generally contingent on a continuing employment relationship with or normal retirement from the Company. The following numbers of shares were awarded to the named executive officers in February 2002 as part of the Company's annual long-term incentive compensation based on Company performance during the prior year: Mr. Manoogian -- 6,920 shares; Mr. Kennedy -- 6,350 shares; Mr. Leekley -- 3,840 shares; Mr. Wadhams -- 1,530 shares and Mr. Rosowski -- 2,190 shares. The restricted stock awards made to the named executive officers generally vest over a period of ten years from the date of grant with ten percent of each award vesting annually and with vesting generally contingent on a continuing employment relationship with or normal retirement from the Company. Vesting is accelerated in the event of death or permanent and total disability. As of December 31, 2002, the aggregate numbers and market values of unvested restricted shares of Company Common Stock held by each of the named executive officers under all vesting arrangements were: Mr. Manoogian -- 1,121,460 shares valued at $23,607,000; Mr. Kennedy -- 783,942 shares valued at $16,502,000; Mr. Leekley -- 116,459 shares valued at $2,451,000; Mr. Wadhams -- 73,530 shares valued at $1,548,000; and Mr. Rosowski -- 46,628 shares valued at $982,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(3) This column sets forth Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of each of the named executive officers.

(4) A new program implemented at the beginning of 2002 directly links cash bonuses to earnings per share targets, and the performance of the Company in 2002 resulted in bonuses being awarded for such year which were significantly larger than the bonuses awarded in the two prior years. See "Organization and Compensation Committee Report on Executive Compensation" for more detail.

(5) Most of these options are restoration options granted upon the exercise of previously held stock options. As described in more detail under "Organization and Compensation Committee Report on Executive Compensation," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(6) Although Mr. Kennedy passed away unexpectedly in February 2003, because he served as President and Chief Operating Officer of the Company for all of 2002, his compensation information is included in the Summary Compensation Table.

(7) Mr. Wadhams became employed as an executive officer of the Company in October, 2001, and information for that year reflects the entire period of his employment.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 2002. In accordance with Securities and Exchange Commission regulations, the Black-Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

                                            INDIVIDUAL GRANTS(1)
                              -------------------------------------------------
                              NUMBER OF      % OF TOTAL
                              SECURITIES      OPTIONS
                              UNDERLYING     GRANTED TO                            GRANT DATE
                               OPTIONS       EMPLOYEES    EXERCISE   EXPIRATION     PRESENT
NAME                           GRANTED        IN 2002      PRICE        DATE         VALUE
----                          ----------     ----------   --------   ----------   ------------
Richard A. Manoogian........   403,866(2)       6.7%       $28.97      5/21/07    $3,191,000(3)
                                66,275(2)       1.1%        28.97      5/22/06       524,000(3)
                                92,717(2)       1.5%        28.97      2/16/10       732,000(3)
                               180,000          3.0%        19.50     12/10/12     1,154,000(4)
Raymond F. Kennedy..........   154,000          2.6%        19.50     12/10/12       987,000(4)
John R. Leekley.............    55,087(2)        .9%        26.14      5/22/06       390,000(5)
                                44,759(2)        .7%        26.14      5/21/07       317,000(5)
                                83,000          1.4%        19.50     12/10/12       532,000(4)
Timothy Wadhams.............    72,000          1.2%        19.50     12/10/12       462,000(4)
Robert B. Rosowski..........    47,000           .8%        19.50     12/10/12       301,000(4)

---------------

(1) For a description of additional terms of these options, see "Organization and Compensation Committee Report on Executive Compensation."

(2) These options are restoration options. Restoration options are equal to the number of shares delivered to exercise prior options. The exercise price of restoration options is equal to the market value of Company Common Stock on the date the original options were exercised. As described in more detail under "Organization and Compensation Committee Report on Executive Compensation," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(3) The following assumptions were made in calculating the grant date present value of these options: volatility of 41.95%, dividend yield of 2.66%, risk free rate of return of 3.76% based on a U.S. Treasury Strip with a maturity date equal to the expected term of the options and an expected option life of three years.

(4) The following assumptions were made in calculating the grant date present value of these options: volatility of 36.64%, dividend yield of 2.66%, risk free rate of return of 3.74% based on a U.S. Treasury Strip with a maturity date equal to the expected term of the options and an expected option life of seven years.

(5) The following assumptions were made in calculating the grant date present value of these options: volatility of 41.95%, dividend yield of 2.66%, risk free rate of return of 3.57% based on a U.S. Treasury Strip with a maturity date equal to the expected term of the options and an expected option life of three years.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 2002 by each named executive officer and the value at December 31, 2002 of unexercised options held by such individuals under the Company's stock option plans. At December 31, 2002, when the closing price of Company Common Stock was $21.05 per share, the value of unexercised options reflects any increase in market value of Company Common Stock from the date of grant (from May, 1995 to May, 2001, with grant date market prices ranging from $14.125 to $22.12). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 2002, AND DECEMBER 31, 2002 OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES                        DECEMBER 31, 2002             DECEMBER 31, 2002
                            ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                       ON EXERCISE    REALIZED    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----                       -----------   ----------   -------------   -----------   -------------   -----------
Richard A. Manoogian.....    856,000     $8,492,000     3,224,000      2,841,111     $3,306,000     $  613,000
Raymond F. Kennedy.......          0     $        0     1,578,000        773,819     $1,912,000     $1,274,000
John R. Leekley..........    150,000     $1,305,000       381,400        255,446     $  822,000     $  290,000
Timothy Wadhams..........          0     $        0       192,000         30,000     $  148,000     $    9,000
Robert B. Rosowski.......          0     $        0       186,200        142,800     $  416,000     $  423,000

PENSION PLANS

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                                  YEARS OF SERVICE(1)
---------------------------------------------------------------------------------------
REMUNERATION(2)            5          10         15         20         25         30
---------------         --------   --------   --------   --------   --------   --------
$  200,000............  $ 11,290   $ 22,580   $ 33,870   $ 45,161   $ 56,451   $ 67,741
   400,000............    22,580     45,161     67,741     90,321    112,902    135,482
   600,000............    33,870     67,741    101,611    135,482    169,352    203,223
   800,000............    45,160     90,321    135,482    180,643    225,803    270,964
 1,000,000............    56,451    112,902    169,352    225,803    282,254    338,705
 1,200,000............    67,741    135,482    203,223    270,964    338,705    406,446
 1,300,000............    73,386    146,772    220,158    293,544    366,930    440,316
 1,500,000............    84,676    169,352    254,029    338,705    423,381    508,057
 2,000,000............   112,902    225,803    338,705    451,606    564,508    677,409

---------------

(1) The plans provide for credit for employment with any of the Company, its subsidiaries or certain Company affiliates and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under an affiliate's plan. The table does not depict Code limitations on tax-qualified plans because one of the Company's plans is a non-qualified plan established to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 0.2 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are:
    Messrs. Manoogian and Rosowski -- 30 (the maximum credited service); Mr. Kennedy -- 25; Mr. Leekley -- 27 and Mr. Wadhams -- 26.

(2) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement Plan, certain officers and other key executives of the Company may receive retirement benefits in addition to those provided under the Company's other retirement plans. Each participant is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60 percent of the average of the participant's highest three years' cash compensation received from the Company (base salary and regular year-end cash bonus (subject to certain limitations) or equivalent estimates where cash compensation has been reduced by agreement with the Company). A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. Generally, participants who terminate from the Company with more than five years' service before age 65 become entitled to receive a benefit adjusted by an age-and-service vesting schedule that provides for no more than 50 percent vesting upon attainment of age 50 and 100 percent vesting no earlier than age 60. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. A surviving spouse will receive reduced benefits upon the participant's death, including a death while in service. A participant and his or her surviving spouse may also receive supplemental medical benefits. The plan is unfunded, except that accelerated payment on a present value basis is mandatory following a change in control of the Company. The named executive officers participate in this plan, and each is eligible for a 60 percent benefit at age 65.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard & Poor's Building Products Index ("S&P Building Products Index") (formerly known as the Standard & Poor's Building Materials Index) for the period from January 1, 1998 through December 31, 2002, when the closing price of Company Common Stock was $21.05 per share (on April 15, 2003 the closing price was $19.91 per share). The graph assumes investments of $100 on December 31, 1997 in Company Common Stock, the S&P 500 Index and the S&P Building Products Index and the reinvestment of dividends.

                           [MASCO PERFORMANCE GRAPH]

     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1997 in each of Company Common Stock, the S&P 500 Index and the S&P Building Products Index, and the reinvestment of dividends.

----------------------------------------------------------------------------------------------------------------
                                       1997         1998         1999         2000         2001         2002
----------------------------------------------------------------------------------------------------------------
 Masco Corporation                   $100.00      $114.71      $103.04      $106.30      $103.56       $91.28
 S&P 500 Index                        100.00       128.34       155.14       141.13       124.40        97.08
 S&P Building Products Index          100.00       106.17        83.62        77.40        74.88        68.93

               ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Organization and Compensation Committee of the Board of Directors currently consists of Peter A. Dow, Verne G. Istock and Mary Ann Van Lokeren. John A. Morgan also served as a member of the Organization and Compensation Committee until his retirement from the Board in May 2002. None of these individuals is or was a current or former officer or employee of the Company or any of its subsidiaries. During 2002, no executive officer of the Company served as a director or as a member of a committee of any company of which any of the Company's Directors are executive officers.

     From time to time Morgan Joseph & Co., Inc., of which Mr. Morgan is Managing Director, performs investment banking and other related services for the Company and was engaged to provide investment banking and financial advisory services for Furnishings International Inc. ("FII") in connection with the transactions described below under "Certain Relationships and Related Transactions." In 2002, the Company paid such firm $4 million for services to the Company for the two previous years, including services in connection with significant acquisitions, divestitures and financings. Fees for services rendered to the Company during 2002 have not been finalized. Fees paid in 2002 by FII to Morgan Joseph & Co., Inc. for investment banking and financial advisory services in connection with the liquidation of FII described under "Certain Relationships and Related Transactions" were approximately $1.4 million.

     The Company has committed to invest up to $50 million (of which approximately $38.6 million has been invested) in a private equity fund, Long Point Capital Fund, LP (the "Fund"), whose investment activities are managed by the Fund's sole general partner, Long Point Capital Partners, LLC ("Long Point"). The objective of the Fund is to make leveraged acquisitions or investments in the United States. Mr. Morgan is one of the principals of Long Point, and Mr. Morgan and Mr. Manoogian (who has no personal investment or financial interest in the Fund) serve on an investment committee that advises on possible investments by the Fund. Both Long Point and the Fund are investors in Metaldyne Corporation (described in "Certain Relationships and Related Transactions"). As one of its investments, in March 2002 the Fund also participated in the acquisition of a textile business from FII as described in "Certain Relationships and Related Transactions."

     Long Point is entitled to receive an annual fee equal to two percent of the aggregate commitments of all investors to the Fund during a specified commitment period and thereafter is entitled to receive an annual fee equal to two percent of the Fund's invested capital. In 2002, the Company's portion of the management fees for the Fund approximated $402,000. Long Point will generally be entitled to a twenty percent "carried interest" on the profits on investments by the Fund. The Company has invested $3 million in Long Point, which will entitle the Company to a percentage of this carried interest earned by Long Point. In addition to the potential capital appreciation from the Company's investment in the Fund and the Company's share in the carried interest on the Fund's profits, the Company expects to receive additional benefits from this investment because of its right of first refusal with respect to any investments identified by the Fund in the home improvement, building products and related services industries. The Company believes that the terms of its investment in the Fund are comparable to or better than the terms applicable to investments in other equivalent funds.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

METALDYNE CORPORATION (FORMERLY MASCOTECH, INC.)

     In November 2000, the Company reduced its common equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) ("Metaldyne") through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P. The Company currently holds approximately 6% of the common equity of Metaldyne. The Company has also invested approximately $46 million in Heartland Industrial Partners, L.P. and paid approximately $71,300 for management fees in 2002. The Company, Richard Manoogian (who owns approximately 1.9% of Metaldyne common stock), a charitable foundation for which Mr. Manoogian serves as a director and officer (which owns approximately 1.5% of such stock), and certain other shareholders (including Heartland Industrial Partners, Long Point Capital Partners, LLC and the Long Point Capital Fund, LP) who in the aggregate own approximately 90% of Metaldyne common stock, are parties to a Shareholders Agreement regarding their ownership of such stock. The Shareholders Agreement governs the election of directors, the transferability of stock, access to information and registration rights, among other things. Mr. Manoogian remains a director of Metaldyne.

     In June 2002, Metaldyne sold approximately 66% of the fully diluted common equity of its TriMas Corporation subsidiary to Heartland Industrial Partners, L.P. The parties to the Shareholders Agreement had a right to acquire a proportionate share of such interest, and Masco exercised its right and acquired approximately 6% of TriMas Corporation for $25 million. Metaldyne retained approximately 34% of the fully diluted common equity of TriMas Corporation in the form of common stock and a presently exercisable warrant to purchase shares of common stock at a nominal exercise price. In connection with these transactions, Metaldyne received $840 million in the form of cash and debt reduction and agreed to provide certain corporate services to TriMas Corporation for an annual fee of $2.5 million for a one-year term, subject to annual renewals. As a result of these transactions, Masco was able to obtain Metaldyne's agreement to terminate Metaldyne's option to issue $100 million of subordinated debentures to the Company. The commitment fee payable by Metaldyne to the Company for the portion of 2002 during which the option was outstanding was $59,000.

     The Company also holds 361,001 shares of preferred stock of Metaldyne with a liquidation value of $100 per share. During 2002 these preferred shares accrued dividends at the rate of 15% per annum, totaling approximately $7.7 million. Subsequent to the recapitalization of Metaldyne in 2000, the services historically provided by the Company to Metaldyne and its subsidiaries since 1984 under a Corporate Services Agreement were substantially curtailed and the agreement terminated on December 31, 2002. In addition, sales of products and services and other transactions occur from time to time between the Company and Metaldyne. During 2002, such purchases and charges payable by the Company to Metaldyne aggregated approximately $4.7 million, and purchases and charges payable by Metaldyne to the Company aggregated approximately $670,000.

     The Company and Metaldyne are also parties to a Corporate Opportunities Agreement that will terminate on June 30, 2003. This agreement materially restricts the ability of either party to acquire or otherwise invest in a business if the other party has an investment in such business, except that the Company is not restricted from investing in any company engaged in home improvement, building products or related services businesses. Under a 1984 Assumption and Indemnification Agreement, Metaldyne assumed and agreed to indemnify the Company against all of the liabilities and obligations of the businesses then transferred to Metaldyne by the Company, including claims resulting from circumstances that existed prior to the transfer, but excluding specified liabilities. The Company agreed to indemnify a subsidiary of Metaldyne against certain liabilities of businesses acquired by that subsidiary from the Company in 1990. Since August 2000, the Company has reimbursed Metaldyne for certain litigation and settlement costs of approximately $2.3 million, some or all of which may be recovered from insurance proceeds. In addition, the Company has advanced $1.275 million in connection with the settlement of this matter.

FURNISHINGS INTERNATIONAL INC.

     In August 1996, the Company sold its Home Furnishings Group to Furnishings International Inc. ("FII"), a corporation owned by a group of investors, including 399 Venture Partners, Inc. (an affiliate of Citicorp), the Company, certain affiliates of Travelers Group, Inc., and certain members of FII's management, including Wayne B. Lyon, a Director of the Company and the Company's former President. The Home Furnishings Group manufactured and sold residential furniture and designed, marketed and sold decorative home furnishing fabrics. Total proceeds to the Company from the sale of the Home Furnishings Group were approximately $1,050 million, consisting of approximately $708 million in cash, 12% pay-in-kind junior debt securities and equity securities. In March 2001, 399 Venture Partners, Inc. and the Company each loaned FII $10 million and received pay-in-kind notes due 2008. That loan and a previous loan of $20 million accrued interest at the rate of prime plus one percent. In January 2002, incident to the liquidation process described below, the Company entered into a $30 million subordinated revolving credit arrangement with FII with interest at the prime rate to assist FII with its temporary cash requirements. This arrangement was secured by a lien on certain assets.

     The U.S. furniture industry was adversely affected by the ongoing economic weakness in its markets in 2001, by the bankruptcies of a number of major retailers and by increased import competition. In the third quarter of 2001, management of FII advised the Company that it was pursuing the disposition of all of its businesses and that the expected consideration from the sale of such businesses would not be sufficient to pay amounts due to the Company in accordance with the terms of the junior debt securities. During the second quarter of 2002, FII substantially completed the disposition of its operations. The remaining net assets of FII represents proceeds for the Company's investment in FII debt. These assets are primarily comprised of notes receivable and other assets of $75 million and four million shares of Furniture Brands International common stock, valued at $121 million as of the date such assets were transferred, net of pension obligations of approximately $75 million and other accrued liabilities of $12 million. Certain non-Masco shareholders of FII contributed their FII shares back to FII resulting in Masco becoming the majority shareholder.

     As part of the disposition process, in March 2002, FII sold a textile business for approximately $23.5 million plus contingent consideration to the management of such business and the Long Point Capital Fund, LP. FII retained an 11% equity interest. The price was determined through arms-length negotiations and approved by the disinterested directors of FII. As part of this transaction, a facility used by the textile business was leased and then sold to the purchaser. The lease payments and purchase price aggregated approximately $3.4 million.

     To facilitate the liquidation of FII, the Company guaranteed certain financial and severance arrangements for certain key employees of FII in order to retain their services during the liquidation. In addition, FII has reacquired the equity interest in FII that was held by certain members of FII's management group, consistent with FII's past practices and in certain cases at the insistence of the purchasers of FII's businesses. Accordingly, certain equity interests held by Wayne B. Lyon were reacquired for approximately $3.02 million. Mr. Lyon also received a severance payment in the amount of $300,000.

OTHER RELATED PARTY TRANSACTIONS

     During the third quarter of 2000, approximately 300 of the Company's key employees, including executive officers, purchased 8.4 million shares of Company Common Stock from the Company for cash totaling $156 million under an Executive Stock Purchase Program. The key employees were given the opportunity to purchase a number of shares determined by a formula based upon each employee's salary level and other factors. The stock was purchased at $18.50 per share, the approximate market price of Company Common Stock at the time of purchase. Participants in the Program financed their entire purchase with five-year full recourse personal loans, at an interest rate of 9.2%, the market rate at the time, from a bank syndicate. Each participant is fully responsible at all times for repaying the bank loan when it becomes due and is personally responsible for 100 percent of any loss in the market value of the purchased stock, except that in the event of death, if the participant is in a loss position, the participant's estate may transfer the purchased stock to the Company and require the Company to assume responsibility for the loan. The Company has guaranteed repayment of the loans only in the event of a default by the participant. As a further inducement for continued employment beyond the end of this five-year Program, each participant received, as part of the Program, a restricted stock grant vesting over a ten-year period. Pursuant to the terms of the Program, all participants are subject to a one-year post-employment noncompetition agreement with the Company's businesses that employ them. Following is a list of the executive officers who invested in the Program, together with the amounts of their investments and the number of shares purchased: Alan Barry -- $3 million (162,162); Dr. Lillian Bauder -- $2.7 million (145,945 shares); Daniel
Foley -- $1.5 million (81,081 shares); Eugene Gargaro, Jr. -- $2.7 million (145,945 shares); Raymond Kennedy -- $16 million (864,864 shares); John
Leekley -- $4.7 million (254,054 shares); Richard Manoogian -- $26 million (1,405,405 shares); and Robert Rosowski -- $1.3 million (72,972 shares).

     During 2002, the Company purchased and sold securities through First Union Securities. These transactions, which were effected on what the Company believes are customary terms, resulted in brokerage commissions to the firm of approximately $1.4 million. Richard A. Manoogian, Jr., the son of Richard A. Manoogian, is employed at that firm and received a portion of such commissions as compensation from the firm.

     Each year Mr. Manoogian has personally reimbursed the Company in cash for services provided to him by the Company. For 2002, Mr. Manoogian reimbursed the Company an aggregate of $585,000 for the value of such services, consisting of various financial, accounting, tax, property maintenance and administrative assistance. Two charitable foundations established by Mr. Manoogian and by his father Mr. Alex Manoogian, who founded the Company, also separately reimburse the Company for accounting and administrative services provided by the Company. During 2002, this reimbursement aggregated $217,000. These foundations coordinate their activities with those of the Masco Corporation Foundation to assist the Company in responding to requests to the Company for donations. Mr. Manoogian has continued to loan a significant number of his personal artworks to the Company at its headquarters, but this arrangement is at no charge to the Company and with no reimbursement to Mr. Manoogian for insurance, restoration and his other costs he personally incurs with respect to the artworks on loan.

     From time to time the Company has employed individuals who are related or become related to other employees, officers or Directors. There are currently six individuals employed by the Company or one of its divisions who are closely related to current executive officers or to Messrs. Kennedy or Lyon. No current employee is related to any individual who served as a Director of the Company other than Messrs. Kennedy or Lyon. Each of these six employees received cash compensation for 2002 in excess of $60,000.

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Audit Committee has selected the independent public accounting firm of PricewaterhouseCoopers LLP to audit the Company's financial statements for the year 2003, and believes it appropriate to submit its selection for ratification by stockholders.

     PricewaterhouseCoopers LLP has acted as the Company's independent certified public accounting firm for over 41 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider selecting another public accounting firm as the Company's independent auditors.

     The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 2003.

                        PRICEWATERHOUSECOOPERS LLP FEES

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2002 and 2001, were (in millions):

                                                              2002   2001
                                                              ----   ----
Audit.......................................................  $5.5   $5.0
Audit Related...............................................   1.9    2.3
Tax.........................................................   1.5    0.9
All Other...................................................     *      *
                                                              ----   ----
Total.......................................................  $8.9   $8.2

---------------

* Aggregate amounts were less than $50,000

     The Audit fees for the years ended December 31, 2002 and 2001, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

     The Audit Related fees for services rendered during the years ended December 31, 2002 and 2001, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to acquisitions, audits in connection with acquisitions and divestitures, and consultations concerning the assessment of internal accounting controls.

     Tax fees for services rendered during the years ended December 31, 2002 and 2001, respectively, were for services related to tax return preparation, tax planning, and tax advice related to acquisitions.

     All Other fees for services rendered during the years ended December 31, 2002 and 2001 were for miscellaneous services rendered.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

     During 2002, the Company's Audit Committee began requiring pre-approval of certain audit-related and other non-audit services. The Company's Audit Committee, however, has not yet formally adopted pre-approval policies and procedures for audit and non-audit services. Therefore, the proxy disclosure does not include pre-approval policies and procedures and related information. The Company is early-adopting components of the proxy fee disclosure requirements; the requirement does not become effective until periodic annual filings for the first fiscal year ending after December 15, 2003.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in the Company's proxy statement and proxy relating to the 2004 Annual Meeting must provide written notice of such intent to the Secretary of the Company at its address stated in the Notice of Annual Meeting of Stockholders by December 20, 2003.

     If a stockholder intends to bring a matter before next year's meeting, other than by timely submitting a proposal to be included in the proxy statement, timely notice must be given in accordance with the Company's bylaws. Management proxies will have the right to exercise discretionary voting authority on any matter raised in this manner by stockholders after December 20, 2003. The bylaws provide that, to be timely, notice must be received by the Company's Corporate Secretary at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 15, 2004 and no later than February 14, 2004. For each matter a stockholder intends to bring before the meeting, the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder's name and address as it appears in the records of the Company; the number of shares of Company Common Stock and Series B Participating Preferred Stock owned by the stockholder; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the aggregate voting power of the outstanding Company Common Stock and Series B Participating Preferred Stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.

                 DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

     The SEC's proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure, referred to as "householding," reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

     The Company has been notified that certain intermediaries will household the Company's 2003 Annual Report and proxy materials. Therefore, only one Annual Report and Proxy Statement may have been delivered to multiple stockholders sharing a single address. Stockholders who wish to opt out of householding and receive separate copies of the Annual Report and Proxy Statement in the future, or stockholders who are receiving multiple copies and would like to receive only one copy for the household, should contact their bank, broker or other nominee or the Company at the address and telephone number below.

     The Company will promptly deliver a separate copy of the 2002 Annual Report or Proxy Statement for the 2003 Annual Meeting upon oral request to the Company's Investor Relations Department at (313) 274-7400 or written request to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [/s/ Eugene A. Gorgaro, Jr.]
                                          EUGENE A. GARGARO, JR.
                                          Secretary

Taylor, Michigan
April 18, 2003

                                                                      APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                               MASCO CORPORATION
                                 APRIL 7, 2003

                                   I. MISSION

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Masco Corporation (the "Company") shall assist the Board in fulfilling its independent and objective oversight responsibilities. The Committee will assist Board oversight of (1) the integrity of the Company's financial statements, (2) the qualifications, independence and performance of the Company's independent accountants, (3) the performance of the Company's internal audit function, and (4) compliance by the Company with legal and regulatory requirements, including the Company's Code of Business Conduct and Ethics. The Committee strives to maintain open communications and has an effective working relationship with the Board of Directors, the independent accountants, the internal auditors and the management of the Company.

                                 II. MEMBERSHIP

     The Committee shall consist of at least three Directors of the Company. The membership of the Committee shall qualify under the independence and experience requirements of applicable law and the New York Stock Exchange. The Corporate Governance and Nominating Committee shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board and may be removed by the Board at any time, and the Board will appoint a Committee Chairperson.

     The Committee will meet as often as required to discharge its responsibilities, no less than four times a year. The Committee will meet from time to time in executive sessions without management participation. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may delegate its authority to subcommittees or the Chairperson of the Committee when it deems it appropriate and in the best interests of the Company.

                             III. RESPONSIBILITIES

FINANCIAL STATEMENTS; DISCLOSURE AND OTHER RISK MANAGEMENT MATTERS

     The Committee shall review with management, the internal auditors and the independent accountants, as required by the New York Stock Exchange or as the Committee deems appropriate, in separate meetings if the Committee deems it appropriate:

     - the annual audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and management's certifications with respect to these financial statements, prior to the filing of the Company's Form 10-K;

     - the quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and management's certifications with respect to these financial statements, prior to the filing of the Company's Form 10-Q;

     - any analyses or other written communications prepared by management, the internal auditors or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

     - the critical accounting policies and practices of the Company;

     - off-balance sheet transactions and structures;

     - any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; and

     - regulatory and accounting initiatives.

     The Committee shall review, in conjunction with management, the Company's policies with respect to the Company's earnings press releases, financial information and earnings guidance provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made, paying particular attention to the use of "pro forma" or "adjusted" non-GAAP information.

     The Committee shall discuss with the Chief Executive Officer and Chief Financial Officer of the Company their review of the Company's internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

     The Committee shall discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

     The Committee shall review and discuss with the independent accountants any audit problems or difficulties and management's response thereto, including those matters required to be discussed with the Committee by the independent accountants pursuant to applicable Statements on Auditing Standards:

     - any restrictions on the scope of the independent accountants' activities or access to requested information;

     - any accounting adjustments that were noted or proposed by the independent accountants but were not effected (as immaterial or otherwise);

     - any communications involving matters of potential significance between the independent accountants for the Company and the independent accountants' national office regarding auditing or accounting issues presented by the engagement;

     - any management or internal control letter issued, or proposed to be issued, by the independent accountants; and

     - any significant disagreements between the Company's management and the independent accountants.

     The Committee shall have the sole authority over the resolution of any disagreements between management and the independent accountants regarding the Company's financial reporting.

     The Committee shall review the Company's policies and practices with respect to risk assessment and risk management, including discussing with management the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

INDEPENDENT ACCOUNTANTS

     The Committee has the sole authority to retain and terminate the independent accountants of the Company (subject to any requested shareholder ratification), including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent accountants. The Committee shall pre-approve each such non-audit service to be provided by the Company's independent accountants. The Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more Committee members, provided that such designee(s) present any such approvals to the full Committee at the next Committee meeting.

     The Committee shall review and approve the scope and staffing of the independent accountants' annual audit plan.

     The Committee shall evaluate the independent accountants' qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent accountants to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Committee shall:

     - obtain and review a report or reports from the Company's independent accountants describing:

      - the independent accountants' internal quality-control procedures;

      - any material issues raised by (i) the most recent internal quality-control review or peer review of the independent accountants' firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent accountants' firm; and any steps taken to deal with any such issues;

      - all relationships between the independent accountants and the Company;
        and

      - such other matters as to which the independent accountants are required to report.

     - review and evaluate the lead audit partner of the independent accountants' team(s);

     - consider whether the independent accountants should be rotated, so as to assure continuing auditor independence; and

     - obtain the opinion of management and the internal auditors of the independent accountants' performance.

     The Committee shall establish policies for the Company's hiring of current or former employees of the independent accountants.

INTERNAL AUDITORS

     The head of the Company's internal audit department shall report to the Audit Committee, in addition to all other reporting obligations such individual may have within the Company.

     At least annually, the Committee shall evaluate the performance, responsibilities, budget and staffing of the Company's internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company's internal audit function with the independent accountants. The Committee shall review the significant reports to management prepared by the internal audit department and management's responses thereto. The Committee shall also review the department's Charter (Statement of Responsibility and Activity of the Internal Audit Department), the independence and authority of the department's reporting obligations and its qualifications to perform its duties.

OTHER MATTERS

     The Committee shall meet separately, periodically, with appropriate members of management, with internal auditors or other personnel responsible for the internal audit function and with the independent accountants. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to meet with any members of, or advisors to, the Committee. The Committee has the authority to retain and terminate, and shall have sole authority over any independent legal, financial or other advisors as it may consider necessary to carry out its responsibilities under this charter, without conferring with or obtaining the approval of management or the full Board.

CODE OF BUSINESS CONDUCT AND ETHICS

     The Committee shall develop and recommend to the Board the Company's Code of Business Conduct and Ethics as it relates to employees and officers. The Committee shall periodically review and reassess the adequacy of the Company's Code of Business Conduct and Ethics. The Committee shall periodically obtain updates from management and the General Counsel of the Company regarding compliance by employees and officers with legal, tax and other regulatory agency rules and the Company's Code of Business Conduct and Ethics. The Committee will also oversee the process by which employees may report illegal or unethical behavior including cases alleging "insider trading", sexual harassment and breach of non-discrimination laws.

     The Committee shall establish procedures for:

     - the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

     - the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

COMMITTEE CHARTER

     The Committee shall annually review and assess the adequacy of the Committee's Charter and recommend any proposed changes to the Board for approval.
                             ---------------------

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Furthermore, while the Committee is responsible for reviewing the Company's policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to determine the appropriate level of the Company's exposure to risk.

                                 IV. REPORTING

     The Committee will regularly report to the Board of Directors. This report shall include a review of any issues that arise with respect to: the quality or integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the qualifications, independence and performance of the Company's independent accountants; the performance of the internal audit function; the administration of the Company's Code of Business Conduct and Ethics as it relates to employees and officers; and any other matters that the Committee deems appropriate or is requested to be included by the Board. At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. In addition, the Committee shall prepare the audit committee report that the Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM METRO AIRPORT (WEST)
- Take I-94 east to the Pelham Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters. FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/ Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate headquarters.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate headquarters.

MASCO CORPORATION                  VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY,
                                    7 DAYS A WEEK UNTIL 5 P.M. ON MAY 13, 2003

-----------------------------       --------------------------------     -------------------------------
          TELEPHONE                             INTERNET
1-866-564-2331                  OR  HTTPS://WWW.PROXYVOTENOW.COM/MAS  OR               MAIL
-----------------------------       --------------------------------     -------------------------------

Use any touch-tone telephone        Use the Internet to vote your         Mark, sign and date your Proxy
to vote your Proxy. Have your       Proxy. Have your Proxy Card in        Card and return it in the
Proxy Card in hand when you         hand when you access the              postage-paid envelope we have
call. You will be prompted to       website. You will be prompted         provided.
enter your control number,          to enter your control number,
located in the box below, and       located in the box below, to
then follow the simple              create an electronic ballot.
directions.
                                                                          -------------------------------
                                                                          Your telephone or Internet
                                                                          vote authorizes the named
                                                                          proxies to vote your shares in
                                                                          the same manner as if you
                                                                          marked, signed and returned
                                                                          the Proxy Card.
                                                                          -------------------------------


                                                                          -------------------------------
                                                                          If you have submitted your
                                                                          Proxy by telephone or the
                                                                          Internet there is no need for
                                                                          you to mail back your Proxy
                                                                          Card.
                                                                          -------------------------------


                                                                          -------------------------------
                                                                          If you have chosen to view the
                                                                          Proxy Statement and Annual
                                                                          Report over the Internet
                                                                          instead of receiving paper
                                                                          copies in the mail, you can
                                                                          access the Proxy Statement and
                                                                          2002 Annual Report
                                                                          electronically at the
                                                                          Company's website,
                                                                          www.masco.com.
                                                                          -------------------------------

                                                                          ------------------------------
                                                                                CONTROL NUMBER FOR
                                                                           TELEPHONE OR INTERNET VOTING
                                                                          ------------------------------

  1-866-564-2331
  CALL TOLL-FREE TO VOTE

                            \/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/
------------------------------------------------------------------------------------------------------------------------------------


[ ] IF VOTING BY MAIL, PLEASE                      [X]
    SIGN, DATE AND RETURN THIS           VOTES MUST BE INDICATED
    PROXY CARD PROMPTLY IN THE          (X) IN BLACK OR BLUE INK.
    ENCLOSED ENVELOPE.

(1) Election of Directors                                                            (3) In the proxies' discretion upon such other
                                                                                         business as may properly  come before the
    FOR all nominees  [ ]  WITHHOLD AUTHORITY to vote     [ ]  *EXCEPTIONS  [ ]          meeting.
    listed below           for all nominees listed below
                                                                                     The shares represented by this Proxy  will be
Class III Directors to hold office until the Annual Meeting of Stockholders in       voted in accordance with the specifications
2006 or until their respective successors are elected and qualified.                 above. IF SPECIFICATIONS ARE NOT MADE, THE
                                                                                     PROXY WILL BE VOTED FOR THE ELECTION OF ALL
Nominees: THOMAS G. DENOMME, MARY ANN VAN LOKEREN AND RICHARD A. MANOOGIAN           NOMINEES, FOR RATIFICATION OF INDEPENDENT
                                                                                     AUDITORS AND IN THE PROXIES' DISCRETION ON ANY
*INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK        OTHER MATTER THAT MAY PROPERLY COME BEFORE THE
THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.                  MEETING.

                                                             FOR  AGAINST  ABSTAIN

(2) Ratification of the selection of PricewaterhouseCoopers  [ ]    [ ]      [ ]
    LLP as independent auditors for the Company for the
    year 2003.
                                                                                            MARK HERE IF YOU WISH TO ACCESS
                                                                                            THE ANNUAL REPORT AND PROXY
                                                                                            STATEMENT ELECTRONICALLY IN THE
                                                                                            FUTURE INSTEAD OF BY MAIL.        [ ]

                                                                                            To change your address, please
                                                                                            mark this box.                    [ ]

                                                                                            To include any comments,
                                                                                            please mark this box.             [ ]

 _____
|                                                                                    -----------------------------------------------
|
                                                                                        SCAN LINE

                                                                                     -----------------------------------------------

                                                                        Please sign exactly as name appears at left. Executors,
                                                                        administrators, trustees, et al. should so indicate when
                                                                        signing. If the signature is for a corporation, please
                                                                        sign the full corporate name by an authorized officer. If
                                                                        the signature is for a partnership or a limited liability
                                                                        company, please sign the full partnership or limited
                                                                        liability company name by an authorized person. If shares
                                                                        are registered in more than one name, all holders must sign.
                                                      |
                                                 _____|   Date    Share Owner sign here                   Co-Owner sign here
                                                         ---------------------------------------         --------------------------

                                                         ---------------------------------------         --------------------------

IF YOU HAVE CHOSEN TO VIEW THE PROXY STATEMENT AND ANNUAL REPORT OVER THE INTERNET INSTEAD OF RECEIVING PAPER COPIES IN THE MAIL, YOU CAN ACCESS THE PROXY STATEMENT AND 2002 ANNUAL REPORT ELECTRONICALLY AT THE COMPANY'S WEBSITE, WWW.MASCO.COM.


--------------------------------------------------------------------------------

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2003
                                MASCO CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock and Series B Participating Preferred Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 14, 2003, at 10:00 a.m. and at any adjournment thereof.

      The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                     (Continued and to be signed and dated on the reverse side.)



               MASCO CORPORATION
               P.O. BOX 11261
               NEW YORK, N.Y. 10203-0261